Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com
Alexander & Baldwin Reports Third Quarter 2017 Financial Results
Honolulu (November 7, 2017) - Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced financial results for the third quarter of 2017 ("3Q17").

3Q17 & Recent Highlights

•
Fully-diluted earnings per share from continuing operations available to A&B shareholders ("EPS") was $0.15 for 3Q17, compared to $0.24 for the third quarter of 2016 ("3Q16"). EPS for 3Q17 included REIT conversion costs of $0.06, compared to $0.03 for 3Q16, and included $0.03 of expenses associated with personnel-related transitions that were not incurred in 3Q16.

•
Commercial Real Estate (“CRE”) 3Q17 operating profit was $13.6 million, compared to $13.5 million for 3Q16 and Same-Store Cash Net Operating Income[1] ("Same-Store Cash NOI") for 3Q17 increased 4.0% from 3Q16.

•	Both occupancy and same-store occupancy at the end of 3Q17 increased 280 basis points ("bps") to 94.1%, compared to 91.3% at the end of 3Q16.

•	Solid leasing momentum continued:

–	Forty-seven leases comprising 142,508 square feet of GLA were renewed or re-leased in the third quarter, with re-leasing spreads of 8.4% on 26 comparable leases.

–	Three ground leases reset at a weighted-average increase of 33%.

–	Leases were signed with ULTA Beauty, for two locations on Oahu representing 23,800 square feet of gross leasable area ("GLA").

•	Cash proceeds of $13.6 million were generated from sales in the development portfolio.

•	Materials & Construction produced operating profit of $6.5 million for 3Q17, compared to $5.6 million for 3Q16, and Adjusted EBITDA[1] of $9.1 million for 3Q17, compared to $8.0 million for 3Q16.

•
Progress was made in transitioning the Company's former sugarcane lands on Maui to diversified agriculture, with farming and ranching operations now utilizing 4,500 acres and lease negotiations progressing for a variety of uses totaling roughly 15,000 additional acres.

•	Positive financing moves were made to increase borrowing capacity, lower the cost of borrowing and create more financial-covenant flexibility:

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The Company's revolving credit facility was increased by $100 million and the cost of borrowing was lowered. The Company additionally amended the terms of its revolving credit facility and private note shelf to increase flexibility under their financial covenants.

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The Company rate locked $75 million in term financing, which included a $50 million unsecured term note at a 4.04% interest rate that matures in 2026, and a $25 million unsecured term note at a 4.16% interest rate that matures in 2028. The notes will be drawn in November and December.

•
In September, the Company made a tax-advantaged, $48 million contribution ($22.5 million net cash outlay after tax savings and Special Distribution reduction) to substantially fund its qualified pension obligations.

"All segments contributed to solid third quarter financial performance and, importantly, we made progress toward our strategy of increasing cash flows through the monetization of development-for-sale assets," said Chris Benjamin, A&B president and CEO.
"We saw outstanding performance from our Commercial Real Estate segment as our retail portfolio and increased ground lease rents drove growth in Same-Store Cash NOI. Forty-seven leases comprising 142,508 square feet of GLA were renewed or re-leased in the third quarter, with re-leasing spreads of 8.4% on 26 comparable leases, and three ground leases reset at a weighted-average increase of 33%, highlighting the embedded growth opportunity within our portfolio. Moreover, we’re excited that ULTA Beauty, the nation’s largest beauty retailer, has chosen to open its first stores in Hawaii at two of our Oahu retail properties. The stores will occupy a total of 23,800 square feet of space and will undoubtedly create excitement and draw shoppers to our centers."
"Our Land Operations segment produced $10.4 million of operating profit, principally from the sales of the Brydeswood development on Kauai, a vacant parcel on Maui and a commercial lot at Maui Business Park. We expect increased monetization in the fourth quarter due to anticipated parcel sales at our Kahala Avenue, Wailea, and Maui Business Park projects, and residential unit closings at Keala O Wailea, Kamalani, and The Collection. I’m also proud to report that we’re making noteworthy progress in transitioning our former sugarcane lands on Maui to diversified agriculture. Since we began this transition in January 2017, we’ve converted 4,500 acres into active farming and ranching, engaged with Maui

County to expand its ag park by 900 acres, and are actively negotiating leases for nearly 15,000 acres. Results from our Materials & Construction segment were better quarter over quarter, despite competitive pricing pressures that continue to compress paving margins."

Financial Results
Consolidated Results 3Q17 vs. 3Q16
The Company reported consolidated income from continuing operations available to A&B shareholders, net of taxes, of $7.4 million, or $0.15 per diluted share, for 3Q17, compared to $12.1 million, or $0.24 per diluted share, for 3Q16. Results for 3Q17 included $3.1 million of after-tax costs ($4.4 million pre-tax), or $0.06 per diluted share, related to the Company's conversion to a REIT, compared to $1.6 million of after-tax costs ($1.9 million pre-tax), or $0.03 per diluted share, for 3Q16. Results for 3Q17 also included $1.5 million, or $0.03 per diluted share, of after-tax expenses associated with personnel-related transitions that were not incurred in 3Q16.
Net income attributable to A&B shareholders (which includes the effect of discontinued operations) was $6.1 million, or $0.13 per diluted share, for 3Q17, compared to a net loss attributable to A&B shareholders of $1.9 million, or $0.03 per diluted share, for 3Q16. In addition to the aforementioned REIT conversion costs, results for 3Q17 and 3Q16 included the discontinued operations of Hawaiian Commercial & Sugar (HC&S) totaling $0.8 million, or $0.02 per diluted share, of after-tax losses, for 3Q17 and $13.6 million, or $0.27 per diluted share, of after-tax losses, for 3Q16.
Revenue for 3Q17 was $111.5 million, compared to revenue of $102.9 million for 3Q16. The increase in revenue primarily is attributable to increased development and parcel sales, and Materials & Construction revenue.

Segment Performance 3Q17 vs. 3Q16
Commercial Real Estate. CRE operating profit increased from $13.5 million for 3Q16 to $13.6 million for 3Q17. Same-Store Cash NOI1 increased by 4.0% in the quarter, compared to 3Q16. Improved performance from the retail portfolio, increased ground lease rent and higher occupancy all contributed to Same-Store Cash NOI growth. This performance offset increased general and administrative expenses resulting from the Company’s internalization of property operations and realignment of staffing related to commercial real estate development activities. For the quarter, the Hawaii portfolio produced $16.7 million of total Same-Store Cash NOI and the mainland portfolio produced $2.7 million.
Portfolio-wide CRE occupancy and same-store occupancy both improved 280 bps to 94.1% at the end of 3Q17 from 91.3% at the end of 3Q16. Hawaii occupancy improved 10 bps at the end of 3Q17 to 93.0% from 92.9% at the end of 3Q16, and mainland occupancy increased 720 bps to 95.9% at the end of 3Q17 from 88.7% at the end of 3Q16. Hawaii same-store occupancy declined 30 bps at the end of 3Q17 to 92.8% from 93.1% at the end of 3Q16, primarily due to lower occupancy at Pearl Highlands Center. Mainland same-store occupancy increased 720 bps to 95.9% at the end of 3Q17 from 88.7% at the end of 3Q16.
In 3Q17, the Company renewed or re-leased 47 leases comprising 142,508 square feet of GLA, with re-leasing spreads of 8.4% on 26 comparable leases comprising 39,096 square feet at an average annualized base rent of $26.65 per square foot.
Land Operations. Land Operations posted 3Q17 operating profit of $10.4 million, as compared to $7.8 million for 3Q16, and included the sales of the 273-acre Brydeswood development, a 293-acre vacant parcel on Maui and a 0.5-acre commercial lot at Maui Business Park for a combined sales price of $17.0 million (operating profit contribution for the three sales amounted to $10.5 million). Results also included residential unit sales in joint ventures comprising two units at The Collection, three Kukui'ula units and four Ka Milo units (equity in earnings of real estate joint ventures totaled $2.9 million). Operating profit also reflects a $0.4 million write down of the Company's investment in the Waihonu solar project

(recognition of tax benefits related to the project reduce the carrying value of this tax equity investment) and segment and agricultural operations net expenses.
Materials & Construction. The segment posted operating profit of $6.5 million for 3Q17, compared to $5.6 million for 3Q16, and Adjusted EBITDA1 of $9.1 million for 3Q17, compared to $8.0 million for 3Q16. 3Q17 operating profit and Adjusted EBITDA were higher due to improved results from unconsolidated joint ventures, which was in part due to a $1.6 million noncash write-down in 3Q16 of a surplus vacant land parcel held by one of the joint ventures. Results from the segment's prestress concrete and roadways subsidiaries improved, and a 30.7% increase in tons of asphalt placed in 3Q17, compared to 3Q16, partially offset reduced margins in paving activities. As a result of the completed and billed work and a lower number of major bids offered by governmental entities during 3Q17, backlog2 declined by 13.0% from the end of 2016 to $211.3 million at the end of 3Q17.
Other.     Interest expense declined from $6.4 million for 3Q16 to $6.1 million for 3Q17, due primarily to lower average borrowings outstanding during 3Q17, compared to 3Q16. General corporate expenses were higher, increasing to $8.9 million for 3Q17 from $5.5 million for 3Q16. The increase was primarily due to higher personnel-related and compensation costs, and temporary professional services fees, including $2.4 million of pretax expenses related to the previously referenced personnel-related transitions. Separately, REIT conversion costs for 3Q17 amounted to $4.4 million, compared to $1.9 million for 3Q16, and were primarily related to professional fees triggered by the decision to convert to a REIT. The Company reported income tax expense of $3.7 million in 3Q17. The effective tax rate was lower than the statutory rate due to tax benefits related to the adoption of a new accounting requirement in the fourth quarter of 2016, which was partially offset by the non-deductibility of certain REIT conversion costs. The adoption of the new accounting rules requires the Company to prospectively include excess tax benefits related to share-based awards in income taxes. These excess tax benefits previously were recorded in equity.

In September, the Company made a $48 million pre-tax contribution ($22.5 million net cash outlay after tax savings and Special Distribution reduction) to increase the funding of its qualified pension plans from 73% at December 31, 2016 to approximately 96% at September 30, 2017.

Consolidated Results for the Nine Months Ended September 30, 2017 vs. the Nine Months Ended September 30, 2016
The Company reported consolidated income from continuing operations available to A&B shareholders, net of taxes, of $15.5 million, or $0.31 per diluted share, for the nine months ended September 30, 2017, compared to $18.9 million, or $0.38 per diluted share, for the nine months ended September 30, 2016. Results for the nine months ended September 30, 2017 included $8.1 million of after-tax costs ($11.4 million pre-tax), or $0.16 per diluted share, related to the REIT conversion, compared to $3.2 million of after-tax costs ($3.8 million pre-tax), or $0.06 per diluted share for the nine months ended September 30, 2016.
Net income attributable to A&B shareholders (including discontinued operations) was $16.7 million, or $0.36 per diluted share, for the nine months ended September 30, 2017, compared to a net loss attributable to A&B shareholders of $10.1 million, or $0.19 per diluted share, for the nine months ended September 30, 2016. In addition to the REIT conversion costs, results for the nine months ended September 30, 2017 included $2.4 million, or $0.05 per diluted share, of after-tax income from discontinued HC&S operations. Results for the nine months ended September 30, 2016 included $28.1 million of after-tax losses, or $0.57 per diluted share, from discontinued HC&S operations.
Revenue for the nine months ended September 30, 2017 was $302.8 million, compared to revenue of $276.3 million for the nine months ended September 30, 2016. The increase in revenue is primarily attributable to increased development and parcel sales and Materials & Construction revenue.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Commercial Real Estate	$33.9	$32.7	$101.4	$102.0
Land Operations	22.6	18.1	45.7	29.6
Materials & Construction	55.0	52.1	155.7	144.7
Total revenue	111.5	102.9	302.8	276.3
Operating Profit (Loss):
Commercial Real Estate	13.6	13.5	41.3	41.3
Land Operations	10.4	7.8	9.7	(7.3)
Materials & Construction	6.5	5.6	18.8	18.5
Total operating profit	30.5	26.9	69.8	52.5
Interest expense	(6.1)	(6.4)	(18.5)	(20.1)
Gain on the sale of improved property	—	0.1	3.0	8.1
General corporate expenses	(8.9)	(5.5)	(20.5)	(16.0)
REIT evaluation/conversion costs	(4.4)	(1.9)	(11.4)	(3.8)
Income from Continuing Operations Before Income Taxes	11.1	13.2	22.4	20.7
Income tax expense	(3.7)	(1.0)	(6.4)	(1.6)
Income from Continuing Operations	7.4	12.2	16.0	19.1
Income (loss) from discontinued operations, net of income taxes	(0.8)	(13.6)	2.4	(28.1)
Net Income (Loss)	6.6	(1.4)	18.4	(9.0)
Income attributable to noncontrolling interest	(0.5)	(0.5)	(1.7)	(1.1)
Net Income (Loss) Attributable to A&B Shareholders	$6.1	$(1.9)	$16.7	$(10.1)

Basic Earnings (Loss) Per Share Available to A&B Shareholders:
Continuing operations	$0.15	$0.25	$0.32	$0.39
Discontinued operations	(0.02)	(0.28)	0.04	(0.58)
Net income (loss)	$0.13	$(0.03)	$0.36	$(0.19)
Diluted Earnings (Loss) Per Share Available to A&B Shareholders:
Continuing operations	$0.15	$0.24	$0.31	$0.38
Discontinued operations	(0.02)	(0.27)	0.05	(0.57)
Net income (loss)	$0.13	$(0.03)	$0.36	$(0.19)

Weighted-Average Number of Shares Outstanding:
Basic	49.2	49.0	49.1	49.0
Diluted	49.6	49.4	49.6	49.4

Amounts Available to A&B Shareholders:
Continuing operations, net of income taxes	$7.4	$12.1	$15.5	$18.9
Discontinued operations, net of income taxes	(0.8)	(13.6)	2.4	(28.1)
Net income (loss)	$6.6	$(1.5)	$17.9	$(9.2)

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Millions, Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current Assets	$239.8	$138.3
Investments in Affiliates	402.0	390.8
Real Estate Developments	151.7	179.5
Property – Net	1,212.4	1,231.6
Intangible Assets – Net	48.7	53.8
Goodwill	102.3	102.3
Other Assets	51.4	60.0
Total Assets	$2,208.3	$2,156.3

Liabilities & Equity
Current Liabilities	$129.6	$165.1
Long-term Liabilities:
Long-term debt	584.2	472.7
Deferred income taxes	202.5	182.0
Accrued pension and post-retirement benefits	16.7	64.8
Other non-current liabilities	41.4	47.7
Redeemable noncontrolling interest	10.8	10.8
Equity	1,223.1	1,213.2
Total Liabilities & Equity	$2,208.3	$2,156.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(In Millions, Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities:
Net income (loss)	$18.4	$(9.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	31.4	83.5
Deferred income taxes	19.1	(18.6)
Gains on asset transactions, net of asset write-downs	(22.2)	(7.6)
Share-based compensation expense	3.4	3.1
Investments in affiliates, net of distributions	3.2	0.2
Changes in operating assets and liabilities:
Trade, contracts retention, and other receivables	1.0	(0.3)
Costs and estimated earnings in excess of billings on uncompleted contracts - net	(5.2)	(0.2)
Inventories	13.2	8.6
Prepaid expenses, income tax receivable and other assets	(19.8)	4.8
Accrued pension and post-retirement benefits	(48.0)	3.6
Accounts payable and contracts retention	(3.0)	(4.3)
Accrued and other liabilities	(38.2)	(7.5)
Real estate inventory sales (real estate developments held for sale)	16.5	2.8
Expenditures for real estate inventory (real estate developments held for sale)	(15.0)	(10.7)
Net cash provided by (used in) operations	(45.2)	48.4

Cash Flows from Investing Activities:
Capital expenditures for property, plant and equipment	(33.7)	(105.3)
Capital expenditures related to 1031 commercial property transactions	—	(6.2)
Proceeds from disposal of property and other assets	9.8	11.4
Proceeds from disposals related to 1031 commercial property transactions	6.9	59.3
Payments for purchases of investments in affiliates and other investments	(31.5)	(36.0)
Proceeds from investments in affiliates and other investments	3.9	6.0
Change in restricted cash associated with 1031 transactions	6.6	16.2
Net cash used in investing activities	(38.0)	(54.6)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	145.5	222.0
Payments of long-term debt and deferred financing costs	(46.4)	(191.1)
Borrowings (payments) on line-of-credit agreement, net	9.8	(11.8)
Distribution to noncontrolling interests	(0.2)	(0.5)
Dividends paid	(10.3)	(8.8)
Proceeds from issuance (repurchase) of capital stock and other, net	(4.1)	0.9
Net cash provided by financing activities	94.3	10.7

Net increase in cash and cash equivalents	11.1	4.5
Cash and cash equivalents, beginning of period	2.2	1.3
Cash and cash equivalents, end of period	$13.3	$5.8

USE OF NON-GAAP FINANCIAL MEASURES

The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company’s and segment’s core operating results, future cash flow generation and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Cash NOI is a non-GAAP measure used by the Company in evaluating the segment’s operating performance as it is an indicator of the return on property investment, and provides a method of comparing performance of core operations, on an unlevered basis, over time. Cash NOI should be not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Cash NOI is presented for the CRE segment, and is calculated by adjusting segment operating profit for depreciation and amortization, straight-line lease adjustments, and general, administration and other expenses. Other real estate companies may use different methodologies for calculating cash NOI, and accordingly, the Company's presentation of cash NOI may not be comparable to other real estate companies.
A reconciliation of CRE segment operating profit to CRE segment cash NOI is as follows:

	Quarter Ended September 30,			Nine Months Ended September 30,
(In millions, unaudited)	2017	2016	Change	2017	2016	Change
Commercial Real Estate Operating Profit	$13.6	$13.5		$41.3	$41.3
Adjustments:
Depreciation and amortization	6.6	7.0		19.7	21.7
Straight-line lease adjustments	(0.3)	(0.4)		(1.3)	(1.6)
Lease incentive amortization	—	—		—	0.1
Favorable/(unfavorable) lease amortization	(0.6)	(0.9)		(2.2)	(2.6)
Termination income	—	—		—	(0.1)
Other (income)/expense, net	—	0.1		0.2	0.2
Selling, general, administrative and other expenses	1.9	0.9		6.1	4.0
Commercial Real Estate Cash NOI	21.2	20.2	4.8%	63.8	63.0	1.2%
Acquisitions/disposition and other adjustments	(1.8)	(1.5)		(4.9)	(6.5)
Commercial Real Estate Same-Store Cash NOI	$19.4	$18.7	4.0%	$58.9	$56.5	4.3%

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA for the Materials & Construction segment are non-GAAP measures used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. EBITDA and Adjusted EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
EBITDA is calculated for the Materials & Construction segment by adjusting segment operating profit (which excludes interest and tax expenses), by adding back depreciation and amortization. Adjusted EBITDA is calculated for the Materials & Construction segment by adjusting EBITDA for income attributable to noncontrolling interests.
A reconciliation of Materials & Construction operating profit to Materials & Construction EBITDA and adjusted EBITDA is as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,		TTM
(In millions, unaudited)	2017	2016	2017	2016	September 30, 2017
Operating Profit	$6.5	$5.6	$18.8	$18.5	$23.6
Depreciation and amortization	3.1	2.9	9.2	8.8	12.1
EBITDA	9.6	8.5	28.0	27.3	35.7
Income attributable to noncontrolling interest	(0.5)	(0.5)	(1.7)	(1.1)	(2.4)
Adjusted EBITDA	$9.1	$8.0	$26.3	$26.2	$33.3
__________________________________________

[1]	This is a non-GAAP disclosure. See above for a discussion of management’s use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace Pacific and Maui Paving, LLC, a 50-percent-owned unconsolidated affiliate, expect to realize on contracts awarded and government contracts in which Grace Pacific has been confirmed to be the lowest bidder and formal communication of the award is perfunctory ($31.8 million of contracts won as of September 30, 2017 is pending formal communication). Backlog primarily consists of asphalt paving and, to a lesser extent, Grace Pacific’s consolidated revenue from its Prestress and construction-and traffic control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Maui Paving's total backlog at September 30, 2017 and 2016 was $12.9 million and $19.1 million, respectively.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii corporation, and has elected to qualify as a Real Estate Investment Trust (REIT) beginning with the 2017 tax year. A&B owns, operates and manages 4.8 million square feet of retail, industrial and office space primarily in Hawaii and on the U.S. Mainland, and is the largest owner of grocery/drug-anchored retail centers in Hawaii. Our Hawaii footprint extends beyond commercial real estate and includes interest in land operations and materials and infrastructure construction, which are operated under a Taxable REIT Subsidiary (TRS). With ownership of approximately 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. A&B also is Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “will,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions.

Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company’s REIT status and the Company business generally discussed in the Company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company’s forward-looking statements.
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